                                                Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-112367

          PRICING SUPPLEMENT TO THE PROSPECTUS SUPPLEMENT NO. 371 DATED
                          FEBRUARY 6, 2004 -- NO. 422

[GOLDMAN SACHS LOGO]

                          THE GOLDMAN SACHS GROUP, INC.
                           Medium-Term Notes, Series B

                           ---------------------------

                                  $5,191,809.87
              10.25% Mandatory Exchangeable Notes due February 2005
                (Exchangeable for Common Stock of Synopsys, Inc.)

                           ---------------------------

      This pricing supplement and the accompanying prospectus supplement no. 371, relating to the mandatory exchangeable notes, should be read together. Because the mandatory exchangeable notes are part of a series of our debt securities called Medium-Term Notes, Series B, this pricing supplement and the accompanying prospectus supplement no. 371 should also be read with the accompanying prospectus dated February 6, 2004, as supplemented by the accompanying prospectus supplement dated February 6, 2004. Terms used here have the meanings given them in the accompanying prospectus supplement no. 371, unless the context requires otherwise.

      The mandatory exchangeable notes offered by this pricing supplement, which we call the "offered notes" or the "notes", have the terms described in the accompanying prospectus supplement no. 371, as supplemented or modified by the following:

ISSUER: The Goldman Sachs Group, Inc.

FACE AMOUNT: each offered note will have a face amount equal to $14.7369, which is the initial index stock price; the aggregate face amount for all the offered notes is $5,191,809.87

INITIAL INDEX STOCK PRICE: $14.7369

ORIGINAL ISSUE PRICE: 100% of the face amount

NET PROCEEDS TO THE ISSUER: 99.95% of the face amount

TRADE DATE: August 19, 2004

SETTLEMENT DATE (ORIGINAL ISSUE DATE): August 26, 2004

STATED MATURITY DATE: February 26, 2005, unless extended for up to six business days

INTEREST RATE (COUPON): 10.25% per year

INTEREST PAYMENT DATES: September 26, October 26, November 26, December 26, January 26 and February 26 in each year, beginning September 26, 2004

REGULAR RECORD DATES: for the interest payment dates specified above September 20, October 19, November 18, December 17, January 19 and February 18

INDEX STOCK AND INDEX STOCK ISSUER: common stock of Synopsys, Inc.

CUSIP NO.: 38143U242

      Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or any other relevant factors, the value of your note on the date of this pricing supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. We encourage you to read "Additional Risk Factors Specific to Your Note" beginning on page S-2 of this pricing supplement and on page S-3 of the accompanying prospectus supplement no. 371 so that you may better understand those risks. The offered notes are not principal-protected and the payment amount is capped.

                           ---------------------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------------

      Goldman Sachs may use this pricing supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in an offered note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PRICING SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

                              GOLDMAN, SACHS & CO.

                           ---------------------------

                    PRICING SUPPLEMENT DATED AUGUST 19, 2004.


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
PRINCIPAL AMOUNT:                        On the stated maturity date, each
                                         offered note will be exchanged for
                                         index stock at the exchange rate or, at
                                         the option of Goldman Sachs, for the
                                         cash value of that stock based on the
                                         final index stock price.

EXCHANGE RATE:                           If the final index stock price equals
                                         or exceeds the threshold appreciation
                                         price, then the exchange rate will
                                         equal the threshold fraction times one
                                         share of index stock for each $14.7369
                                         of the outstanding face amount.
                                         Otherwise, the exchange rate will equal
                                         one share of the index stock for each
                                         $14.7369 of the outstanding face
                                         amount. The exchange rate is subject to
                                         anti-dilution adjustment as described
                                         in the accompanying prospectus
                                         supplement no. 371.

                                         Please note that the amount you receive
                                         for each $14.7369 of outstanding face
                                         amount on the stated maturity date will
                                         not exceed the threshold appreciation
                                         price and that it could be
                                         substantially less than $14.7369. You
                                         could lose your entire investment in
                                         the offered notes.

INITIAL INDEX STOCK PRICE:               $14.7369 per share.

FINAL INDEX STOCK PRICE:                 The closing price of one share of the
                                         index stock on the determination date,
                                         subject to anti-dilution adjustment.

THRESHOLD APPRECIATION PRICE:            The initial index stock price times
                                         1.20, which equals $17.6843 per share.

THRESHOLD FRACTION:                      The threshold appreciation price
                                         divided by the final index stock price.

DETERMINATION DATE:                      The fifth business day prior to
                                         February 26, 2005 unless extended for
                                         up to five business days.

NO LISTING:                              The offered notes will not be listed on
                                         any securities exchange or interdealer
                                         market quotation system.

ADDITIONAL RISK FACTORS SPECIFIC         ASSUMING NO CHANGES IN MARKET
TO YOUR NOTE:                            CONDITIONS OR ANY OTHER RELEVANT
                                         FACTORS, THE VALUE OF YOUR NOTE ON THE
                                         DATE OF THIS PRICING SUPPLEMENT (AS
                                         DETERMINED BY REFERENCE TO PRICING
                                         MODELS USED BY GOLDMAN, SACHS & CO.) IS
                                         SIGNIFICANTLY LESS THAN THE ORIGINAL
                                         ISSUE PRICE

                                         The value or quoted price of your note
                                         at any time will reflect many factors
                                         and cannot be predicted. If Goldman,
                                         Sachs & Co. makes a market in the
                                         offered notes, the price quoted by
                                         Goldman, Sachs & Co. would reflect any
                                         changes in market conditions and other
                                         relevant factors, and the quoted price
                                         could be higher or lower than the
                                         original issue price, and may be higher
                                         or lower than the value of your note as
                                         determined by reference to pricing
                                         models used by Goldman, Sachs & Co.

                                         If at any time a third party dealer
                                         quotes a price to purchase
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                                      S-2
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
                                         your note or otherwise values your
                                         note, that price may be significantly
                                         different (higher or lower) than any
                                         price quoted by Goldman, Sachs & Co.
                                         You should read "Additional Risk
                                         Factors Specific to Your Note -- The
                                         Market Price of Your Note May Be
                                         Influenced by Many Unpredictable
                                         Factors" in the accompanying prospectus
                                         supplement no. 371.

                                         Furthermore, if you sell your note, you
                                         will likely be charged a commission for
                                         secondary market transactions, or the
                                         price will likely reflect a dealer
                                         discount.

                                         There is no assurance that Goldman,
                                         Sachs & Co. or any other party will be
                                         willing to purchase your note; and, in
                                         this regard, Goldman, Sachs & Co. is
                                         not obligated to make a market in the
                                         notes. See "Additional Risk Factors
                                         Specific to Your Note -- Your Note May
                                         Not Have an Active Trading Market" in
                                         the accompanying prospectus supplement
                                         no. 371.

SYNOPSYS, INC.                           According to its publicly available
                                         documents, Synopsys, Inc. is a producer
                                         of electronic design automation
                                         software used to design complex
                                         integrated circuits and
                                         systems-on-chips in the global
                                         semiconductor and electronics
                                         industries. Information filed with the
                                         SEC by Synopsys, Inc. under the
                                         Exchange Act can be located by
                                         referencing its SEC file number:
                                         000-19807.

HISTORICAL TRADING PRICE                 The index stock is traded on the Nasdaq
INFORMATION:                             National Market System under the symbol
                                         "SNPS". The following table shows the
                                         quarterly high and low trading prices
                                         and the quarterly closing prices for
                                         the index stock on the Nasdaq National
                                         Market System for the four calendar
                                         quarters in each of 2002 and 2003 and
                                         the three calendar quarters in 2004,
                                         through August 19, 2004. We obtained
                                         the trading price information shown
                                         below from Bloomberg Financial
                                         Services, without independent
                                         verification.
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
                                           HIGH            LOW          CLOSE
                                           ----            ---          -----
2002
   Quarter ended March 31 .............    29.43          22.84         27.58
   Quarter ended June 30 ..............  27.6485         20.855        27.405
   Quarter ended September 30 .........   27.025         19.075        19.075
   Quarter ended December 31 ..........    26.43         16.315        23.075

2003
   Quarter ended March 31 .............    23.46          18.25        21.286
   Quarter ended June 30 ..............    32.01         21.565        30.965
   Quarter ended September 30 .........    34.50          30.00         30.91
   Quarter ended December 31 ..........    34.75          27.07         33.86

2004
   Quarter ended March 31 .............    37.36          27.49         28.73
   Quarter ended June 30 ..............    30.78          25.19         28.43
   Quarter ending September 30
     (through August 19, 2004) ........    28.11          14.65         14.65
   Closing Price on August 19, 2004....                                 14.65
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                                      S-3
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
                                         As indicated above, the market price of
                                         the index stock has been highly
                                         volatile during recent periods. It is
                                         impossible to predict whether the price
                                         of the index stock will rise or fall,
                                         and you should not view the historical
                                         prices of the index stock as an
                                         indication of future performance. See
                                         "Additional Risk Factors Specific to
                                         Your Note -- The Market Price of Your
                                         Note May Be Influenced by Many
                                         Unpredictable Factors" in the
                                         accompanying prospectus supplement no.
                                         371.

HYPOTHETICAL PAYMENT AMOUNT:             The table below shows the hypothetical
                                         payment amounts that we would deliver
                                         on the stated maturity date in exchange
                                         for each $14.7369 of the outstanding
                                         face amount of your note, if the final
                                         index stock price were any of the
                                         hypothetical prices shown in the left
                                         column. For this purpose, we have
                                         assumed that there will be no
                                         anti-dilution adjustments to the
                                         exchange rate and no market disruption
                                         events.

                                         The prices in the left column represent
                                         hypothetical closing prices for one
                                         share of index stock on the
                                         determination date and are expressed as
                                         percentages of the initial index stock
                                         price, which equals $14.7369 per share.
                                         The amounts in the right column
                                         represent the hypothetical cash value
                                         of the index stock to be exchanged,
                                         based on the corresponding hypothetical
                                         final index stock prices, and are
                                         expressed as percentages of the initial
                                         index stock price. Thus, a hypothetical
                                         payment amount of 100% means that the
                                         cash value of the index stock that we
                                         would deliver in exchange for each
                                         $14.7369 of the outstanding face amount
                                         of your note on the stated maturity
                                         date would equal 100% of the initial
                                         index stock price, or $14.7369, based
                                         on the corresponding hypothetical final
                                         index stock price and the assumptions
                                         noted above.

 HYPOTHETICAL FINAL INDEX           HYPOTHETICAL PAYMENT
   STOCK PRICE AS % OF                 AMOUNTS AS % OF
INITIAL INDEX STOCK PRICE           $14.7369 FACE AMOUNT
-------------------------           --------------------
           175%                              120%
           150%                              120%
           125%                              120%
           120%                              120%
           100%                              100%
            75%                               75%
            50%                               50%
             0%                                0%
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                                      S-4
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
                                         The payment amounts shown above are
                                         entirely hypothetical; they are based
                                         on market prices for the index stock
                                         that may not be achieved on the
                                         determination date and on assumptions
                                         that may prove to be erroneous. The
                                         actual market value of your note on the
                                         stated maturity date or at any other
                                         time, including any time you may wish
                                         to sell your note, may bear little
                                         relation to the hypothetical payment
                                         amounts shown above, and those amounts
                                         should not be viewed as an indication
                                         of the financial return on an
                                         investment in the offered notes or on
                                         an investment in the index stock.
                                         Please read "Additional Risk Factors
                                         Specific to Your Note" and
                                         "Hypothetical Payment Amounts on Your
                                         Note" in the accompanying prospectus
                                         supplement no. 371.

                                         Payments on your note are economically
                                         equivalent to the amounts that would be
                                         paid on a combination of other
                                         instruments. For example, payments on
                                         your note are economically equivalent
                                         to the amounts that would be paid on a
                                         combination of an interest-bearing bond
                                         bought, and an option sold, by the
                                         holder (with an implicit option premium
                                         paid over time to the holder). The
                                         discussion in this paragraph does not
                                         modify or affect the terms of the
                                         offered notes or the United States
                                         income tax treatment of the offered
                                         notes as described under "Supplemental
                                         Discussion of Federal Income Tax
                                         Consequences" in the accompanying
                                         prospectus supplement no. 371.

HEDGING:                                 In anticipation of the sale of the
                                         offered notes, we and/or our affiliates
                                         have entered into hedging transactions
                                         involving purchases of the index stock
                                         on the trade date. For a description of
                                         how our hedging and other trading
                                         activities may affect the value of your
                                         note, see "Additional Risk Factors
                                         Specific to Your Note -- Our Business
                                         Activities May Create Conflicts of
                                         Interest Between You and Us" and "Use
                                         of Proceeds and Hedging" in the
                                         accompanying prospectus supplement no.
                                         371.
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                                      S-5